Exhibit 14 (b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 22, 2017, relating to the financial statements and financial highlights of Rainier Large Cap Equity Fund, Mid Cap Equity Fund, and Small/Mid Cap Equity Fund, each a series of Rainier Investment Management Mutual Funds, appearing in the Annual Report on Form N-CSR of Rainier Investment Management Mutual Funds for the year ended March 31, 2017, and to the reference to us under the heading "Experts,” in the Proxy Statement/Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
June 12, 2017